Exhibit 10.2

Landmark Bancorp, Inc.

Landmark National Bank

Addendum to

Employment Agreement

This Addendum to Employment Agreement is made and entered into on March 1, 2024, and shall be effective as of March 29, 2024 (the “Transition Date”), by and between Landmark Bancorp, Inc. (the “Company”), Landmark National Bank (the “Bank”), and Michael E. Scheopner (“Executive,” and together with the Company and the Bank, the “Parties”).

A. Executive and the Company are Parties to that certain Employment Agreement dated January 1, 2014 (the “Employment Agreement”).

B. The Parties desire to amend the Employment Agreement by this Addendum as of the Transition Date, to the extent provided herein, to have this Addendum supersede the Employment Agreement to the extent amended by this Addendum.

Now, therefore, in consideration of the foregoing and of the mutual promises and covenants of the Parties set forth in this Addendum, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree to the following revisions to the Employment Agreement, effective as of the Transition Date:

1.	Executive shall voluntarily resign as President and CEO of the Company and the Bank, effective as of the Transition Date;

2.	Executive shall continue to provide services as a non-executive full-time, exempt employee through December 31, 2024 (the “Retirement Date”), serving at the direction of the successor President and CEO, or the Board, and following May 31, 2024 Executive shall provide such services remotely;

3.	The Company shall continue to provide existing compensation and benefits through June 30, 2024;

4.	Commencing July 1, 2024, through and including the Retirement Date, Executive shall be provided the following benefits:

a.	Annual Base Salary shall be reduced to $10,000 per month, and paid pursuant normal payroll practices, then in effect;

b.	2024 Incentive Bonus shall be determined in the sole discretion of the Board, and paid when Incentive Bonuses are paid to other executives of the Company;

c.	Participation in Company benefit plans shall continue with the same Company contributions towards premiums;

d.	Executive’s country club and Company car benefits shall continue; and

e.	Reimbursement for reasonable business expenses shall be allowed on a pre-approved basis only.

5.	As of the Transition Date, all outstanding and unvested stock awards then held by Executive shall be fully vested, and remain exercisable through the tenth anniversary of grant;

6.	In the event of a termination of Executive due to Death, Disability, or by the Company other than for Cause, Executive (or Executive’s heirs), shall be entitled to the compensation and benefits hereunder, as if Executive continued to be employed through the Retirement Date, and no other severance benefits under the Employment Agreement shall be provided, other than the Minimum Benefits;

7.	In the event of a termination of Executive for Cause, or due to Executive’s voluntary resignation, for any reason, Executive shall not be entitled to any severance benefits, other than the Minimum Benefits;

8.	Executive shall continue serving on Board and Bank Board through end of the existing terms (May 2025 stockholder meeting), and shall receive applicable director fees for such service, Executive shall not be nominated for an additional term, unless otherwise agreed to by the Parties;

9.	As of the Transition Date, Executive shall, and hereby does, resign from all other board, officer, or trustee positions with the Company, it’s subsidiaries, affiliates, or benefit plans or trusts;

10.	All other provisions of the Employment Agreement remain in full force and effect.

If a copy or counterpart of this Addendum is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile, DocuSign, or similar device or software, such electronic-signed document shall for all purposes be treated as if manually signed by the Party whose electronic or facsimile signature appears.

IN WITNESS WHEREOF, the Company has caused this Addendum to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Addendum.

Landmark Bancorp, Inc.

By:	/s/ Patrick L. Alexander
Print Name:	Patrick L. Alexander
Title:	Chairman of the Board of Directors

Landmark National Bank

By:	/s/ Patrick L. Alexander
Print Name:	Patrick L. Alexander
Title:	Chairman of the Board of Directors

Michael E. Scheopner

/s/ Michael E. Scheopner